Exhibit 23.4

CONSENT OF TAX COUNSEL

We consent to the reference in this Registration Statement on Form S-4 to our tax opinion addressing the tax consequences of the merger to the Great Lake Cooperative members.

We also consent to the reference to us under the heading “Legal Matters” in such Prospectus.

/s/ Nyemaster, Goode, West, Hansell & O’Brien, P.C.

    by:  Steven J. Roy

Des Moines, Iowa

December 27, 2007